EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lance, Inc.:
We consent to the incorporation by reference in the Registration Statements, No. 33-58839, No. 333-25539, No. 333-35646, No. 333-104960, No. 333-104961, No. 333-124472, and No. 333-146336 of Lance, Inc. on Form S-8 of our reports dated February 21, 2008, with respect to the consolidated balance sheets of Lance, Inc. and subsidiaries as of December 29, 2007 and December 30, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended December 29, 2007, and the effectiveness of internal control over financial reporting of Lance, Inc. as of December 29, 2007 and the effectiveness of internal control over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007 annual report on Form 10-K of Lance, Inc.
As discussed in the Summary of Significant Accounting Policies, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109” effective December 31, 2006. Additionally, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006, and the recognition and disclosure provisions of Statement of Financial Accounting Standards, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of December 30, 2006.

Charlotte, North Carolina
February 21, 2008